Exhibit 10.23


         January 8, 2003
ION Network's Logo

ION Networks, Inc.
1551 S. Washington Ave.
Piscataway, NJ 088854
         TO:      Cameron Saifi

         RE:      Salary Holdback

         Dear Cameron,

         In order to maintain your continued loyalty, focus and cooperation the Compensation Committee of the Board of Directors has agreed to change the salary reduction you received on January 1, 2003 to a "temporary salary holdback".

         Annualized Salary:  $186,000
         Percent Holdback:   20%
         Reduced Payout:     $148,800

         This holdback will remain in effect until the company reaches a recovery event such as profitability, a financing event, a merger or acquisition, or upon your involuntarily termination for other than cause or performance. Following such an event, you would be entitled to recoup all salary that had been held-back including the two weeks of foregone pay withheld during the shutdown periods less any taxes or deductions required by law.

         This action is justified in terms of the dedication level you have demonstrated to date and will certainly be underscored by the "above and beyond" efforts that will be required of you over the upcoming quarter.

         Please note that this letter does not constitute a contract of employment nor is it intended to void the terms of any valid contracts that may be in existence.

         Please let me know if you have any questions.

         Sincerely,

         /s/ Terri Rogers

         Terri Rogers, PHR
         Human Resources Manager